Exhibit 99.1

                       ANAREN REPORTS 2ND QUARTER RESULTS

    SYRACUSE, N.Y., Feb. 1 /PRNewswire-FirstCall/ -- Anaren, Inc.
(Nasdaq: ANEN) today reported record net sales for the second quarter ended December 31, 2006 of $30.3 million, up 21% from the second quarter of fiscal year 2006.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20021022/NYTU197LOGO )

    Net income for the second quarter of fiscal 2007 was $4.0 million, or $0.22 per diluted share, up 101% from the second quarter of last year. Net income for the quarter included $0.04 per diluted share in stock based compensation expense. Excluding stock based compensation expense, net income for the second quarter was $4.7 million, or $0.26 per diluted share.

    The effective tax rate for the second quarter of fiscal 2007 was 21.6%, compared to 27.4% for the second quarter of fiscal 2006.

    Operating income for the second quarter of fiscal 2007 was $4.3 million, or 14.0% of net sales, up 90% from the second quarter of last year. Operating income for the quarter included $820,000 in stock based compensation expense. Excluding stock based compensation expense, operating income for the second quarter of fiscal 2007 was $5.1 million, or 16.7% of net sales.

    Lawrence A. Sala, Anaren's President and CEO said, "The overall growth in net sales for the quarter was driven by strong growth in Space & Defense Group net sales which offset reduced demand for wireless infrastructure products. The continued growth in net sales and a favorable product mix positively impacted our profitability for the quarter." Mr. Sala added, "Though the general decline in wireless infrastructure demand continued throughout the quarter, we continue to see numerous new wireless consumer and infrastructure product opportunities."

    For the six months ended December 31, 2006, net sales were $60.5 million, up 22% from the first six months of fiscal 2006. Operating income for the first six months of fiscal 2007 was $8.4 million, or 13.8% of net sales, including $1.6 million, or 2.7% of net sales, in stock based compensation expense. Operating income before stock based compensation expense for the first six months of fiscal 2007 was 16.6% of net sales. Net income for the first six months of fiscal 2007 was $7.8 million, or $0.43 per diluted share, including $0.08 per diluted share in stock based compensation expense. This compares to net income for the first six months of fiscal 2006 of $4.2 million, or $0.24 per diluted share, which included $1.7 million in stock based compensation expense.

    Balance Sheet

    Cash, cash equivalents and marketable debt securities at December 31, 2006 were $91.5 million. During the quarter, the Company generated $7.2 million in cash from operations which consisted of the $4.0 million in net income and a $3.6 million decrease in accounts receivable which was partially offset by a $2.1 million increase in inventory. Expenditures for capital additions in the second quarter were $3.9 million driven primarily by the building expansion at the Company's East Syracuse, New York manufacturing facility and capital equipment purchases for the Company's newly acquired Suzhou, China facility.

    Wireless Group

    Wireless Group net sales for the quarter were $17.0 million, up 9.7% from the second quarter of fiscal 2006 but down 14% from the first quarter of fiscal year 2007. Reduced demand across all wireless infrastructure product lines from first quarter levels continued throughout the quarter. Sales of consumer component products were $1.8 million for the quarter, up 68% from the second quarter of last year. Product development activity remains focused on expanding the ferrite and consumer component product lines. During the quarter, the Company introduced several new filter products for satellite television applications. "We are pleased with the progress of our new product development efforts as well as the number and quality of new business opportunities for both infrastructure and consumer applications," said Mr. Sala.

    Customers that generated 10% of Wireless Group net sales or greater for the quarter were Motorola, Inc. and Nokia Corp.

    Space & Defense Group

    Space & Defense Group net sales for the quarter were $13.3 million, up 40% from the second quarter of fiscal 2006 due largely to production relating to the recently announced contracts with SRCTec, Inc. New orders for the quarter totaled $12.7 million and included contracts for airborne and ground based radar receiver and jammer components and subsystems. Research and development investment is focused on increasing the integration, functionality and frequency range of radar and receiver related products. Space & Defense backlog at December 31, 2006 was $50.7 million.

    Outlook

    For the third quarter, we expect moderate demand for wireless infrastructure products, a seasonally driven decrease in demand for the consumer component product line and continued strong sales for the Space & Defense segment as a result of recent new contract wins. As a result, we expect net sales to be in the range of $27.0 - $30.0 million for the third quarter of fiscal 2007. With an anticipated tax rate of approximately 25% and an expected stock based compensation expense of approximately $0.04 per diluted share, we expect net earnings per diluted share to be in the range of $0.16 - $0.21 for the third quarter.

    Forward-Looking Statements

    The statements contained in this news release which are not historical information are "forward-looking statements". These, and other forward- looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

    On January 31, the Company filed an amended Annual Report on Form 10-k/A for the fiscal year 2006 restating the Company's consolidated financial statements for the fiscal year 2006 and the fiscal year 2004, modified related disclosures, and disclosed material weaknesses in the Company's disclosure controls and procedures. The Company additionally filed on January 31, 2007 amended Quarterly Reports on Form 10-Q/A for the periods ending December 31, 2005, March 31, 2006 and September 30, 2006. The Company cannot predict the reaction to the filing of these Amended Reports and if adverse, the market price of the Company's stock could decline. Other known factors include, but are not limited to: the Company's ability to timely ramp up to meet some of our customers' increased demands; unanticipated delays and/or difficulties associated with relocating the Company's Suzhou China facility and successfully completing all requalification procedures; potential unanticipated liabilities and delays associated with the physical expansion of the Company's Syracuse, New York facility; unanticipated delays in successfully completing customer orders within contractually required timeframes; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our OEM customers, reliance on a limited number of key component suppliers, unpredictable difficulties or delays in the development of new products; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; unanticipated impairments of assets including investment values and goodwill; diversion of defense spending away from the Company's products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2006 Annual Report, Anaren's Form 10-K/A for the fiscal year ended June 30, 2006, Anaren's Form 10-Q for the three months ended September 30, 2006, Anaren's Form 10-Q/A for the three months ended December 31, 2006 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

    Conference Call

    Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) and ccbn.com at http://www.streetevents.com on Thursday, February 1 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning February 1, 2007 through midnight February 5, 2007. To listen to the replay, interested parties may dial in the U.S. at 1-888-203-1112 and international at 1-719-457-0820. The access code is 5964893. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-800-474-8920 and International is 1-719-457-2727.

    Company Background

    Anaren designs, manufactures and sells complex microwave signal distribution networks and components for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

                          Anaren, Inc. and Subsidiaries
                   Consolidated Condensed Statements of Income
                                   (Unaudited)

                                         Three Months Ended                    Six Months Ended
                                 ---------------------------------     ---------------------------------
                                    Dec. 31,           Dec. 31,           Dec. 31,           Dec. 31,
                                      2006               2005               2006               2005
                                 --------------     --------------     --------------     --------------
Sales                            $   30,325,785     $   25,019,013     $   60,528,895     $   49,633,371

Cost of sales                        19,224,005         16,273,387         38,587,783         32,233,299
Gross profit                         11,101,780          8,745,626         21,941,112         17,400,072
                                           36.6%              35.0%              36.2%              35.1%
Operating expenses:
  Marketing                           1,928,858          1,715,660          3,741,564          3,483,739
  Research and
   development                        2,192,823          2,268,438          4,331,008          4,303,079
  General and
   administrative                     2,726,742          2,523,124          5,494,968          5,015,434
    Total
     operating
     expenses                         6,848,423          6,507,222         13,567,540         12,802,252

Operating income                      4,253,357          2,238,404          8,373,572          4,597,820
                                           14.0%               8.9%              13.8%               9.3%

Other income (expense):
  Other income,
    primarily
    interest                            917,080            536,821          1,813,686          1,124,565
  Interest expense                       (6,143)            (6,143)           (12,286)           (12,286)
    Total other
     income (expense)                   910,937           530,678          1,801,400          1,112,279

Income before
 income taxes                         5,164,294          2,769,082         10,174,972          5,710,099
Income taxes                          1,116,000            759,000          2,366,000          1,474,000
  Net income                     $    4,048,294     $    2,010,082     $    7,808,972     $    4,236,099
                                           13.3%               8.0%              12.9%               8.5%

Basic earnings
 per share                       $         0.23     $         0.12     $         0.44     $         0.25

Diluted earnings
 per share                       $         0.22     $         0.11     $         0.43     $         0.24

Shares used in computing
 net income Per share:
  Basic                              17,622,700         17,020,360         17,557,429         17,211,315
  Diluted                            18,088,109         17,595,314         18,032,032         17,765,683

                          Anaren, Inc. and Subsidiaries
                   Consolidated Condensed Statements of Income
                                   (Unaudited)

                                                  Three Months Ended
                                 ----------------------------------------------------
                                                                             W/O
                                                      Stock Based        Stock Based
                                                     Compensation       Compensation
                                  GAAP Results          Expense            Expense
                                  Dec. 31, 2006      Dec. 31, 2006      Dec. 31, 2006
                                 --------------     --------------     --------------
Net sales                        $   30,325,785     $            -     $   30,325,785

Cost of sales                        19,224,005            242,647         18,981,358

Gross profit                         11,101,780            242,647         11,344,427
                                           36.6%                                 37.4%
Costs and expenses:
  Marketing                           1,928,858             59,262          1,869,596
  Research and
   development                        2,192,823            103,965          2,088,858
  General and
   administrative                     2,726,742            414,007          2,312,735
    Total operating
     expenses                         6,848,423            577,234          6,271,189

Operating income                      4,253,357            819,881          5,073,238
                                           14.0%               2.8%              16.7%

Other income (expense):
  Other, primarily
   interest income                      917,080                  -            917,080
  Interest expense                       (6,143)                 -             (6,143)
    Total other income,
     net                                910,937                  -            910,937

Income from continuing
 operations before
 income tax                           5,164,294            819,881          5,984,175
Income taxes                          1,116,000           (173,000)         1,289,000
  Net Income                     $    4,048,294     $      646,881     $    4,695,175
                                           13.3%                                 15.5%

Basic earnings per share         $         0.23     $         0.04     $         0.27

Diluted earnings per share       $         0.22     $         0.04     $         0.26

Shares used in computing
 net income per share
    Basic                            17,622,700         17,622,700         17,622,700

    Diluted                          18,088,109         18,088,109         18,088,109

                          Anaren, Inc. and Subsidiaries
                   Consolidated Condensed Statements of Income
                                   (Unaudited)

                                                   Six Months Ended
                               ------------------------------------------------------
                                                    Stock Based      W/O Stock Based
                                                   Compensation        Compensation
                                 GAAP Results         Expense            Expense
                                Dec. 31, 2006      Dec. 31, 2006      Dec. 31, 2006
                               ----------------   ----------------   ----------------
Net sales                      $     60,528,895   $              -   $     60,528,895

Cost of sales                        38,587,783            519,690         38,068,093

Gross profit                         21,941,112            519,690         22,460,802
                                           36.2%                                 37.1%
Costs and expenses:
  Marketing                           3,741,564            115,168          3,626,396
  Research and
   development                        4,331,008            172,636          4,158,372
  General and
   administrative                     5,494,968            842,053          4,652,915
    Total operating
     expenses                        13,567,540          1,129,857         12,437,683

Operating income                      8,373,572          1,649,547         10,023,119
                                           13.8%               2.7%              16.6%
Other income (expense):
  Other, primarily
   interest income                    1,813,686                  -          1,813,686
  Interest expense                      (12,286)                 -            (12,286)
    Total other income,
     net                              1,801,400                  -          1,801,400

Income from continuing
 operations before
 income tax                          10,174,972          1,649,547         11,824,519
Income taxes                          2,366,000           (322,000)         2,688,000
  Net Income                   $      7,808,972   $      1,327,547   $      9,136,519
                                           12.9%                                 15.1%

Basic earnings per share       $           0.44   $           0.08   $           0.52

Diluted earnings per share     $           0.43   $           0.08   $           0.51

Shares used in computing
 net income per share
    Basic                            17,557,429         17,557,429         17,557,429

    Diluted                          18,032,032         18,032,032         18,032,032

                          Anaren, Inc. and Subsidiaries
                      Consolidated Condensed Balance Sheets

                                                        Dec. 31, 2006      June 30, 2006
                                                      ----------------   ----------------
                                                        (Unaudited)
Assets:

Cash, cash equivalents and short-term
 investments                                          $     71,681,774   $     82,492,947

Accounts receivable, net                                    16,451,375         16,362,011
Other receivables                                            1,763,909          1,336,009
Inventories                                                 26,819,270         21,827,271
Other current assets                                         2,934,089          2,152,471
     Total current assets                                  119,650,417        124,170,709

Net property, plant and equipment                           31,226,848         27,635,161
Securities available for sale                                        -                  -
Securities held to maturity                                 19,865,894          6,131,425
Goodwill                                                    30,715,861         30,715,861
Other intangibles                                              185,935            340,371
Other assets                                                    32,902             32,902
     Total assets                                     $    201,677,857   $    189,026,429


Liabilities and stockholders' equity Liabilities:
Accounts payable                                      $      7,769,666   $      6,798,793
Accrued expenses                                             2,575,912          3,254,816
Customer advance payments                                      483,722            483,722
Other liabilities                                              963,172          1,473,011
    Total current liabilities                               11,792,472         12,010,342

Other non-current liabilities                                5,535,266          4,897,687
    Total liabilities                                       17,327,738         16,908,029

Stockholders' equity:
Retained earnings                                           78,302,825         70,493,853
Common stock and additional paid-in capital                186,417,499        182,049,235
Accumulated comprehensive loss                                (386,914)          (441,397)
  Less cost of treasury stock                              (79,983,291)       (79,983,291)
  Total stockholders' equity                               184,350,119        172,118,400
Total liabilities and stockholders' equity            $    201,677,857   $    189,026,429

                          Anaren, Inc. and Subsidiaries
                 Consolidated Condensed Statements of Cash Flows
                                   (Unaudited)

                                                   Six Months        Three Months       Three Months
                                                     Ended              Ended              Ended
                                                  Dec. 31, 2006      Dec. 31, 2006     Sept. 30, 2006
                                                ----------------   ----------------   ----------------
Cash flows from operating activities:
    Net income                                  $      7,808,972   $      4,048,294   $      3,760,678

Adjustments to reconcile net income to
 net cash provided by operating activities:

    Depreciation and
     amortization of plant
     and equipment                                     2,524,216          1,120,904          1,403,312
    Amortization of
     intangibles                                         154,436             74,218             80,218
    Gain on sale of land                                 (77,508)                 -            (77,508)
    Stock based compensation                           1,628,320            800,512            827,808
    Provision for doubtful
     accounts                                            (21,726)           (23,005)             1,279
    Deferred income taxes                                248,000            103,000            145,000
    Receivables                                          (67,638)         3,602,359         (3,669,997)
    Inventories                                       (4,991,999)        (2,143,644)        (2,848,355)
    Accounts payable                                     970,873            292,701            678,172
    Other assets and
     liabilities                                      (2,008,682)          (710,936)        (1,297,746)
    Net cash provided by
     (used in) operating
     activities                                        6,167,264          7,164,403           (997,139)

Cash flows from investing activities:
    Capital expenditures                              (6,172,903)        (3,902,635)        (2,270,268)
    Increase in other assets                                   -            341,448           (341,448)
    Proceeds from sale of land                           134,508                  -            134,508
    Net maturities (purchases)
     of marketable debt and
     equity securities                                  (647,869)           213,475           (861,344)
    Net cash used in investing
     activities                                       (6,686,264)        (3,347,712)        (3,338,552)

Cash flows from financing activities:
    Stock options exercised                            2,111,188            885,391          1,225,797
    Tax benefit from exercise
     of stock options                                    628,756            206,676            422,080
    Net cash provided by
     financing activities                              2,739,944          1,092,067          1,647,877
    Effect of exchange rates                              54,483             66,634            (12,151)
    Net increase (decrease)
     in cash and cash
     equivalents                                       2,275,427          4,975,392         (2,699,965)

Cash and cash equivalents
 at beginning of period                               15,733,214         13,033,249         15,733,214
Cash and cash equivalents
 at end of period                               $     18,008,641   $     18,008,641   $     13,033,249

SOURCE  Anaren, Inc.
    -0-                             02/01/2007
    /CONTACT:  Joseph E. Porcello, VP of Finance, +1-315-432-8909/
    /Web site: http://www.newscom.com/cgi-bin/prnh/20021022/NYTU197LOGO / /Web site: http://www.anaren.com /
    (ANEN)